EXHIBIT 99.1

PRESS RELEASE


SECTOR COMMUNICATIONS INC. TO ACQUIRE EMODEL.COM

ACQUISITION WILL MAKE THE COMPANY THE WORLD'S LEADING ONE-STOP RESOURCE FOR MODELS, ACTORS AND INDUSTRY PROFESSIONALS

LOS ANGELES--(BUSINESS WIRE)--Jan. 4, 2002-- Sector Communications Inc. (OTCBB:SECT - news) announced today the signing of a letter of intent to acquire or to merge with eModel.com Inc. and its subsidiary Slasher Productions Inc. (dba Castnet.com).

Sector Communications Inc. plans to acquire eModel.com Inc. by means of either a share exchange between the existing shareholders of both companies or a business combination by way of a merger, and both companies are presently seeking advice from their professional advisors as to the most effective method to achieve their broad objective. After the completion of the proposed transaction it is expected that Sector will change its trading symbol and name to better reflect its new business direction and strategy.

"We are ecstatic about our plans," said Sector's Chairman, Mohamed Hadid. "The reason I am so excited about this opportunity is that eModel.com has combined the benefits of the internet with a brick and mortar franchise operation, resulting in a significant opportunity to dominate, on a national basis, what has been a highly fragmented industry."

About Sector Communications Inc.

Sector Communications Inc. operates two foreign and two U.S. subsidiaries. The Company is in the process of selling off these subsidiaries in order to concentrate on its planned acquisition.

About eModel.com  Inc.

eModel.com is at the forefront of the revolution leading the modeling industry into the 21st century. With a powerful search engine, scouts located around the world, and thousands of the best new models, ad and modeling agencies, photographers, stylists and other industry insiders registered online, eModel.com is helping save valuable time and money for all facets of our industry.

Except for historical matters contained herein, the matters discussed in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements reflect numerous assumptions and involve risks and uncertainties that may affect Sector Communications Inc. and its subsidiary businesses and prospects and cause actual results to differ materially from these forward-looking statements. Among the factors that could cause actual results to differ are Sector Communications Inc.'s operating history; competition; low barriers to entry; reliance on strategic relationships; rapid technological changes; inability to complete transactions on favorable terms; and those risks discussed in the Company's filings with the SEC.

Contact:

     Sector Communications Inc.
     Mark Tolner, 310/772-0017